                                                 CUSIP NO. 88554G109
                                                 ------------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                3DX TECHNOLOGIES
--------------------------------------------------------------------------------
                                 Name of Issuer


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    88554G109
--------------------------------------------------------------------------------
                                  CUSIP Number


               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications


                                 AUGUST 19, 1997
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                             Cusip No. 88554G109

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER              301,000
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              301,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     301,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     4.17%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                     POWER
                              301,000 (includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              See Item 5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              301,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     301,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     4.17%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER              63,900
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              63,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     63,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     .89%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Natural Resources Fund
     Tax I.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER              301,000
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              301,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     301,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     4.17%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds)  See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                   (8) SHARED VOTING
                                      POWER
                              665,900 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Natural Resources Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     CO
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER
                              665,900 includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.  See Item
                              5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     CO
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC & PF
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER
                              665,900 includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.  See Item
                              5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER              0
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER
                              665,900 includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.  See Item
                              5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER              0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO(Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER
                              665,900 includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.  See Item
                              5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER
                              665,900 includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.  See Item
                              5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             Cusip No. 88554G109
-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
     CUSIP NO. 88554G109
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  / /
                                                                     (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                         / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
------------------------------------------------------------ -------------------
 NUMBER OF SHARES              (7) SOLE VOTING
 BENEFICIALLY OWNED                 POWER
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING
                                    POWER
                              665,900 includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Includes shares held of record by The Robertson
                              Stephens Orphan Offshore Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.  See Item
                              5.)
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE
                                    POWER
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE
                                    POWER              665,900
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     665,900
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     9.23%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
 *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,
  RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 88554G109

ITEM 1.    SECURITY AND ISSUER.

           This Schedule 13D is filed with respect to the Common Stock of 3DX Technologies, Inc. (The "Company") whose principal offices are located at 12012 Wickchester, Suite 250, Houston, TX 77079-1208.

ITEM 2:    IDENTITY AND BACKGROUND.

           The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Orphan Offshore Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), The Robertson Stephens Global Natural Resources Fund and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D was made by three investment funds, The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund and the Robertson Stephens Global Natural Resources Fund.

           This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

           Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I.   (a)   The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors LTD. are the General Partners.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c)   Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

II.  (a)   The Robertson Stephens Orphan Offshore Fund is a Cayman Islands
           limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

     (b)   555 California Street, Suite 2600

           San Francisco, CA  94104

     (c)   Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

III. (a) Robertson Stephens Global Natural Resources Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c)   Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.


IV.  (a)   Bayview Investors LTD., is a California limited partnership.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c)   Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

V.   (a)   Robertson, Stephens & Company, Incorporated, is a California
           Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c)   Corporation, Investment Banking.

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

VI.  (a)   Paul H. Stephens.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

VII. (a)   Sanford R. Robertson.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

VIII.(a)   Michael G. McCaffery.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c)   Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

IX   (a)   G. Randy Hecht.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

X.   (a)   Kenneth R. Fitzsimmons.

     (b)   555 California Street, Suite 2600
           San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)   No convictions in criminal proceedings.

     (e)   No civil or administrative proceedings.

ITEM 3:    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

           The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:    PURPOSE OF TRANSACTION:

           The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:    INTEREST IN SECURITIES OF THE ISSUER.

          (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                    No. of Shares
   Name of                                           Beneficially  Percentage of
   Beneficial Owner                                      Owned       Class(1)
   -----------------------------------------------------------------------------
   The Robertson Stephens Orphan Fund                   301,000(2)     4.17%
   The Robertson Stephens Orphan Offshore Fund           63,900(3)      .89%
   The Robertson Stephens Global Natural Resources Fund 301,000(4)     4.17%
   Robertson Stephens & Co Investment Mngmnt L.P.       665,900(5)     9.23%
   Bayview Investors LTD                                301,000(6)     4.17%
   Robertson Stephens & Co. Incorporated                665,900(7)     9.23%
   Paul H. Stephens                                     665,900(8)     9.23%
   Sanford R. Robertson                                 665,900(9)     9.23%
   Michael G. McCaffery                                665,900(10)     9.23%
   G. Randy Hecht                                      665,900(11)     9.23%
   Kenneth R. Fitzsimmons                              665,900(12)     9.23%

     (1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 7,218,177 shares of Common Stock of the Issuer outstanding as of August 19, 1997.

     (2) The Robertson Stephens Orphan Fund is a California limited partnership.

     (3)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

     (4) The Robertson Stephens Global Natural Resources Fund is a registered investment company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

     (5) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Orphan Offshore Fund, and is deemed to have shared dispositive power over 665,900 shares of the Company.

     (6) Bayview Investors, Ltd. is a California Limited Partnership, and as General Partner of The Robertson Stephens Orphan Fund and is deemed to have shared dispositive power over 301,000 shares of the Company.

     (7) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 665,900 shares of the Company.

     (8) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 665,900 shares of the Company. He is also a shareholder of Robertson, Stephens & Company Inc.

     (9) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 665,900 shares of the Company held by the Funds.

     (10) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 665,900 shares of the Company held by the Funds.

     (11) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 665,900 shares of the Company held by the Funds.

     (12) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 665,900 shares of the Company held by the Funds.

     (c) The following is a list of transactions by the filing parties in the last 60 days.

  Entity                  Date     Shares          Price        Transaction
  ------                  ----     ------          -----        -----------
Global Natural Resources 8/19/97   100,000          8.06     open mkt purchase

Orphan Fund              8/19/97   123,700          8.06     open mkt purchase

Orphan Fund Offshore     8/19/97    26,300          8.06     open mkt purchase

Orphan Fund Offshore     7/10/97    -2,400         11.0      open mkt purchase

Orphan Fund              6/23/97    -3,000          9.79     open mkt purchasw

Orphan Fund              6/20/97    -6,900          9.75     open mkt purchase


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    August 28, 1997

          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
          PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS GLOBAL NATURAL RESOURCES FUND, A     REGISTERED
          INVESTMENT COMPANY
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP. By Robertson, Stephens & Company, L.P.
           By  Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED
           PARTNERSHIP.
           By  Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, INCORPORATED

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           Paul H. Stephens*
           -----------------
           Paul H. Stephens

           Sanford R. Robertson*
           ---------------------
           Sanford R. Robertson

           Michael G. McCaffery*
           ---------------------
           Michael G. McCaffery

           G. Randy Hecht*
           ---------------
           G. Randy Hecht

           Kenneth R. Fitzsimmons*
           -----------------------
           Kenneth R. Fitzsimmons




*By:       _____________________________
           Robert C. Greenwood
           Pursuant to Power of Attorney
           Previously Filed

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

       The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of CD Radio, Inc. held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., and Robertson, Stephens & Company, Incorporated.

Dated:    August 28, 1997


           THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
           PARTNERSHIP.
           By  Robertson, Stephens & Company, L.P.
           By  Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, A CAYMAN ISLANDS LIMITED PARTNERSHIP.
           By  Robertson, Stephens & Company, L.P.
           By  Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP. By Robertson, Stephens & Company, L.P.
           By  Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By  Robertson, Stephens & Company, Incorporated

           By: Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

       ROBERTSON, STEPHENS & COMPANY, INCORPORATED

       By: Paul H. Stephens*
           -----------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

           Paul H. Stephens*
           -----------------
           Paul H. Stephens

           Sanford R. Robertson*
           ---------------------
           Sanford R. Robertson

           Michael G. McCaffery*
           ---------------------
           Michael G. McCaffery

           G. Randy Hecht*
           ---------------
           G. Randy Hecht

           Kenneth R. Fitzsimmons*
           -----------------------
           Kenneth R. Fitzsimmons





  *By  _____________________________
       Robert C. Greenwood
       Pursuant to Power of Attorney
       Previously Filed